                                                                   EXHIBIT 99(a)



                                                                     SCHEDULE IV


            KEMPER INVESTORS LIFE INSURANCE COMPANY AND SUBSIDIARIES



                                  REINSURANCE



                          YEAR ENDED DECEMBER 31, 1998


                                 (in thousands)



                                               CEDED TO          ASSUMED                          PERCENTAGE OF
                               GROSS            OTHER           FROM OTHER           NET              AMOUNT
       DESCRIPTION           AMOUNT(1)       COMPANIES(2)      COMPANIES(3)        AMOUNT         ASSUMED TO NET
       -----------           ---------       ------------      ------------        ------         --------------
Life insurance in force...  $68,990,708      $(62,879,610)     $11,682,256       $17,793,354          65.7%
                            ===========      ============      ===========       ===========          =====
Life insurance premiums...  $       810      $        (32)     $    21,569       $    22,347          96.5%
                            ===========      ============      ===========       ===========          =====


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(1) The significant increase in life insurance in force reflects $6.9 billion of face amount issued related to individual and group variable bank-owned life insurance contracts sold in 1998.



(2) Life insurance in force ceded to other companies was primarily ceded to an affiliated company, ZC Life Reinsurance Limited.



(3) Premiums assumed during 1998 were from an affiliated company, Federal Kemper Life Assurance Company.